Exhibit 4.1

               TERM SHEET FOR MODIFICATION OF LOAN AND CONSULTING
              ARRANGEMENTS BY AND AMONG LIVINGSTON INVESTMENTS, LLC ("LIVINGSTON"), MACKIN CHARITABLE REMAINDER TRUST ("TRUST"), CEDRIC KUSHNER
            PROMOTIONS, INC. ("CKP"), CEDRIC KUSHNER PROMOTIONS, LTD. ("PROMOTIONS") AND CEDRIC KUSHNER BOXING, INC. ("BOXING")



Release of Loan: The outstanding principal of the $1,000,000 loan and all accrued but unpaid interest thereon made by the Trust and evidenced by the Promissory Note dated March 15, 2002 made by Boxing in favor of the Trust (the "Loan") will be repaid as follows: CKP will pay an aggregate of $335,000 in cash to Livingston and/or the Trust according to such allocations as shall be determined by Livingston and the Trust and notified to CKP by Livingston and the Trust (the payment will be made in three (3) installments with a payment of $110,000 having been made on or about January 14, 2005, a second payment of not less than $110,000 to be made on March 1, 2005 and the remaining balance of the $335,000 to be paid on April 1, 2005). The balance of the Loan will be forgiven in return for the following consideration: (i) CKP will grant Livingston warrants (the "Warrants") to purchase 7,500,000 shares of CKP's common stock, par value $.01 per share ("Common Stock"), at a purchase price of $.10 per share (the right to purchase is more fully described below under "Warrants"), and (ii) CKP will grant English Distribution, LLC ("Distribution") the exclusive worldwide right, but not including the United States, to license the electronic media rights to the boxing libraries owned by CKP's subsidiaries. The terms of such license will provide that (x) Distribution will be entitled to a twenty (20%) percent commission from the license fees received by Distribution (the "Commission") and (y) the proceeds of the license fees received by Distribution, net of the Commission, will be paid as follows: Distribution shall retain seventy-five (75%) percent of such net proceeds and CKP will receive twenty-five (25%) percent of the net proceeds. In addition to the forgiveness of the balance of the Loan, Livingston, upon receipt in full of the above-referenced payment of $335,000 and the consideration referred to in clauses (i) and (ii) above, will
(1) agree to the termination of the Consulting Agreement, dated as of April 30, 2002, by and among Zenascent, Inc., Big Content, Inc., Promotions, Boxing and Livingston (the "Consulting Agreement") and forgive all payments currently due and to be due thereunder, including the $336,000 in fees currently in arrears,
(2) waive Livingston's rights to accelerate the Consulting Agreement; (3) cause the Trust to waive its rights to accelerate the Loan, (4) agree to pay CKP an amount equal to the proceeds from the sale, if any, by an affiliate of Livingston of 66,658 shares of the capital stock in M.P.I.-Media Partners International BV, a Netherlands company engaged in television rights management as well as sponsorship and advertising rights management ("MPI"). Nothing contained in the foregoing, however, shall require such affiliate of Livingston to dispose of any of the shares of MPI that it has an ownership interest in. In the event either of the payments required to be made by CKP on March 1, 2005 and April 1, 2005 are not made on such dates, in addition to all rights and remedies of Livingston and the Trust, Livingston's obligation to make the payment referred to in clause (4) above relating to 66,658 shares of capital stock of MPI shall be null and void.

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
Release of Security Interest: The Loan is currently secured by a lien on the boxing film library owned by Big Content, Inc., an affiliate of CKP. Upon payment in full of the consideration referred to in "Release of Loan" above and forgiveness of the Loan, the security interest in the boxing library will be released.

Release of Other Loans: Approximately $220,000 of other loans have been made by Livingston and its affiliates to CKP (the "Other Loans"). In consideration for CKP's issuance to Livingston of 800,000 shares of Common Stock, Livingston will forgive, and will cause its affiliates to forgive, the Other Loans and all accrued but unpaid interest thereon. Upon the forgiveness of the Other Loans, Livingston shall concurrently release Mr. James DiLorenzo from his guaranty of $100,000 of the Other Loans.

Warrants: The term of the Warrants shall be ten (10) years with vesting of Warrants to purchase 1,500,000 shares of Common Stock thereunder annually commencing on the first anniversary of the grant until all such Warrants are fully vested. The shares of Common Stock underlying the Warrants will have full "piggy-back" registration rights which rights will provide that the number of shares of Common Stock registrable by Livingston are not subject to any cutbacks. In the event that Livingston is not able to utilize such piggy-back registration rights within 24 months of the date of grant, Livingston will have the right to demand that the shares of Common Stock underlying the Warrants be registered on a Registration Statement on Form S-3. In the event CKP is not eligible to file a Registration Statement on Form S-3 at the time of Livingston's exercise of its demand rights, CKP will file a Registration Statement on Form S-1 or other appropriate form of registration statement under the Securities Act of 1933, as amended. All fees, disbursements and expenses in connection with the Registration Statement and compliance with securities laws shall be borne by CKP except that Livingston will bear the cost of underwriting and/or brokerage discounts, fees and commissions and its counsel fees. CKP will maintain the effectiveness of the Registration Statement so filed and will timely file with the Securities and Exchange Commission all required filings so as not to affect the availability of such Registration Statement. Except as provided hereinafter, the Registration Statement so filed will only include the shares of Common Stock issuable upon exercise of the Warrants issued to Livingston.

Livingston may exercise the Warrants at any time by giving written notice of exercise to CKP specifying the number of shares of Common Stock with respect to which the Warrants are being exercised, and delivering to CKP: (A) a copy of an irrevocable instruction from Livingston to an underwriter or broker directing such underwriter or broker to sell shares of Common Stock to be acquired by the exercise of such Warrants in an amount (net of brokers' and underwriters' fees, commissions or discounts) sufficient to pay such exercise price in full, and promptly remit to CKP the amount of such exercise price, all of which arrangements shall be reasonably satisfactory to CKP; (B) irrevocable instructions from Livingston to CKP to withhold from the shares of Common Stock to be acquired by the exercise of such Warrants a number of shares having a fair market value on the date of exercise sufficient to pay such exercise price in full; or (C) a combination of the foregoing (A) or (B), a "Cashless Exercise".

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
Upon a change of control of CKP all Warrants that have not previously become exercisable shall be accelerated and shall become exercisable.

In case of any reclassification or change of outstanding Common Stock or other securities purchasable upon exercise of the Warrants (other than a change in par value or as a result of a subdivision or combination of shares of Common Stock), recapitalization, separation (including a spin-off or other distribution of stock or property of CKP), reorganization, or any consolidation or merger of CKP with another corporation (other than a consolidation or merger in which CKP is the surviving corporation that does not result in any reclassification of or change in the outstanding shares of Common Stock) or partial or complete liquidation, or any sale or conveyance to another corporation of all or substantially all of the assets of CKP (other than by mortgage or pledge), then CKP or such successor or purchasing corporation, as the case may be, shall undertake to assure that: (A) the options/warrants shall be exercisable, upon payment of the applicable exercise price in effect immediately before such action, for the kind and amount of shares that Livingston would have owned and/or been entitled to receive after such action, had such Warrants been exercised immediately before such action; and (B) each such Warrants, and the applicable exercise price, shall be subject to adjustments, which shall, to the greatest extent practicable, be equivalent to, and subject to the same terms and provisions as, the adjustments provided for herein. The provisions of this paragraph shall similarly apply to successive reclassifications, consolidations, mergers, sales and conveyances.

The number and kind of securities purchasable upon the exercise of the options/warrants and the exercise price of the Warrants shall be subject to adjustment from time to time upon certain events, as follows:

(A) If CKP pays a dividend in shares of Common Stock, makes a distribution to all holders of shares of any class of its capital stock in shares of Common Stock, subdivides its outstanding shares of Common Stock into a greater number of shares, or combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the number of shares of Common Stock purchasable upon exercise of the Warrants shall be adjusted so that Livingston shall be entitled to receive the kind and number of shares or other securities of CKP that it would have owned and/or been entitled to receive as a result of any of the events described above, had such Warrants been exercised immediately before such event, effective immediately after the effective date of such event.

(B) Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, the exercise price per share shall also be adjusted (to the nearest cent) by multiplying the exercise price per share immediately before such adjustment by a fraction, the numerator of which is the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately before such adjustment, and the denominator of which is the number of shares of Common Stock so purchasable immediately thereafter.

(C) In the event that at any time, as a result of an adjustment made, the Warrants shall become exercisable for any securities of CKP other than shares of Common Stock, thereafter the number of such other securities so purchasable upon exercise of the Warrants and the exercise price of such securities shall be

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
subject to adjustment from time to time in a manner and on terms as equivalent as practicable to the provisions herein with respect to the shares of Common Stock.

Following the effectiveness of the Registration Statement referred to above, CKP shall reissue all certificates representing the shares of Common Stock then owned by Livingston free and clear of any restrictive legend, and deliver such "clean" certificates to Livingston. CKP warrants that the shares shall be freely transferable on its books and records. It is the obligation of Livingston to comply with all applicable securities laws upon resale of the shares. CKP acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to Livingston by violating the intent and purpose of the transaction contemplated hereby. Accordingly, CKP acknowledges that the remedy at law for a breach of its obligations hereunder will be inadequate and agrees, in the event of a breach or threatened breach by CKP, that Livingston shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

Livingston understands and agrees that (a) it will not be treated as an employee of CKP for Federal tax purposes; (b) CKP will not withhold on behalf of Livingston pursuant to this Term Sheet any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body relating to Livingston; and (c) all of such payments, withholdings and benefits, if any, are the sole responsibility of Livingston. In the event the Internal Revenue Service or any other governmental agency should question or challenge the status of Livingston, the parties agree that Livingston and CKP shall have the right to participate in any discussion or negotiation occurring with such agency or agencies, irrespective of who initiates the discussion or negotiations.

CKP will provide Livingston with annual financial statements and copies of other documents that are provided to shareholders and the SEC and any other information as might be reasonably requested by Livingston during the term of the Warrants.

Notwithstanding anything to the contrary contained herein, Livingston shall have the right, at any time and from time to time, to surrender all or any portion of the Warrants (which shall include the underlying Common Stock) to CKP with no consideration being paid by CKP for such surrendered Warrants. Thereafter, Livingston shall have no claim against CKP for compensation, consideration or any claims for damages arising from such surrender(s). The issuance of the Warrants by CKP, whether or not returned by Livingston, shall constitute CKP's fulfillment of CKP's obligation with respect to such issuance. The remaining terms and conditions of this Term Sheet shall continue to be in full force and effect.

Registration of Shares: The (i) 800,000 shares of Common Stock referred to in "Release of Other Loans" above and (ii) 500,000 shares of Common Stock issuable pursuant to the Warrant to Purchase Common Stock, dated April 30, 2002, executed by Zenascent, Inc. in favor of Livingston Investments, LLC, as amended by letter agreement on September 10, 2002 will be registered on the same basis as, and in the same Registration Statement covering, the 7,500,000 shares of Common Stock underlying the Warrants.

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
Documentation: The foregoing transactions shall be further evidenced by mutually satisfactory documentation customary for transactions of this nature, including, without limitation, representations and warranties, a release of loan agreement, license agreement, warrant agreement and registration rights agreement. The parties hereto acknowledge that the more definitive documentation will, inter alia, amend or terminate, as appropriate, the documents listed on Schedule A annexed hereto.

Public Announcements: CKP, Boxing and Promotions agree that each of such entities will not, and will cause their respective affiliates not to, issue any press release or any other public announcement, including posting any announcement on the internet, without Livingston's prior consent, such consent not to be unreasonably withheld.

Governing Law: This Term Sheet will be governed by and construed in accordance with the laws of the State of New York (without regard to the choice of law principles thereof).

The parties understand and agree that this term sheet is binding on the parties. Nevertheless, the parties intend to enter into more definitive documentation as provided for in the third preceding paragraph.

Agreed to and accepted as of the 10th day of February, 2005.


                                            LIVINGSTON INVESTMENTS, LLC

                                             By: /s/ Chester F. English III
                                                 --------------------------
                                                     Chester F. English III
                                                     Managing Member


                                            MACKIN CHARITABLE REMAINDER TRUST

                                            By: /s/ Adrenee English
                                                -------------------
                                            Name: Adrenee English
                                            Title:  Trustee


                                            CEDRIC KUSHNER PROMOTIONS, INC.

                                            By: /s/ James DiLorenzo
                                                -------------------
                                            Name: James DiLorenzo
                                            Title:  Executive Vice President

                                            CEDRIC KUSHNER PROMOTIONS, LTD.

                                            By: /s/ James DiLorenzo
                                                -------------------
                                            Name: James DiLorenzo
                                            Title:  Executive Vice President


                                            CEDRIC KUSHNER BOXING, INC.

                                            By: /s/ James DiLorenzo
                                                -------------------
                                            Name: James DiLorenzo
                                            Title:  Executive Vice President

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